EXHIBIT 99.1

LI3 ENERGY, INC.  ANNOUNCES THE INITIAL CLOSING OF ITS PRIVATE PLACEMENT AND PRESENTS A WORK PROGRAM UPDATE

LIMA, PERU -- (Marketwire – June 15, 2010) -- Li3 Energy, Inc. (OTCBB: LIEG) ("Li3 Energy" or the “Company”) is pleased to announce that it has completed the initial closing of its private placement offering (the “Offering”) for a total of 4,000,000 units of its securities (the “Units”) to institutional and accredited investors and non-U.S. persons for aggregate gross proceeds of $1,000,000, at an offering price of $0.25 per Unit. Each Unit consists of (i) one share of common stock of Li3 Energy, and (ii) a warrant to purchase one share of common stock at an exercise price of $0.70 per share. Li3 Energy plans to apply the net proceeds towards expanding the exploration programs on its portfolio of lithium properties located on the Puna Plateau in Argentina and for general working capital purposes.

Li3 Energy has granted “piggyback” registration rights to the investors purchasing Units in the Offering. These rights cover the resale of all shares of common stock included in the Units issued in the Offering and all shares of common stock underlying the warrants included in the Units.  In addition to “piggyback” registration rights, Li3 Energy agreed to use its commercially reasonable efforts to file a registration statement covering such securities within 60 days after the final closing of the Offering and to have such registration statement declared effective within 180 days of such final closing date.  If Li3 Energy is unable to comply with these deadlines for filing and/or effectiveness of the registration statement, then Li3 Energy will be required to make certain cash liquidated damages payments to the investors.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the foregoing or other securities of Li3 Energy. Any such offer may only be made by offering materials issued by Li3 Energy. The foregoing referenced securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons unless registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available.

Project Up-Date:

Phase I – Li3 Energy has completed data compilation and permitting for all of its Argentinean properties, and has commenced construction of a thirty man camp.  In addition, Li3 Energy is constructing a weather station and a pilot plant scale evaporation tank in order to monitor and record baseline critical processing environmental parameters.

Li3 Energy is mobilizing field crews as successive components of its exploration program commence on its properties in the Rincon, Pocitos, Centenario, and Cauchari Salars.

Li3 Energy has completed brine sampling on its Rincon property and expects to complete brine sampling on its Pocitos property by the end of the month.  Li3 Energy plans to commence brine sampling on its Centenario property shortly.  The program is designed to obtain blanket coverage over the Properties and environs. Li3 Energy’s brine sampling is being done at sample sites located on grid lines spaced at 1,000 meter intervals.  In order to access the brine at each sample site, Li3 Energy drilled holes with an auger and had the brine generated in each hole sampled by a geologist and prepared for shipment to the Alex Stewart Laboratory, an internationally certified laboratory in Mendosa, Argentina. There, the samples are being analyzed for the following elements:  lithium; potassium; magnesium; calcium; and boron.

Li3 Energy has completed preliminary ground geophysical orientation test profiles on its Rincon and Pocitos properties.  Currently, the data from such tests are being evaluated to determine the survey method best suited to discovering mineral bearing aquifers on the properties.

Phase II – Li3 Energy plans to commence its field work shortly, which is expected to include:

•	Ground geophysical orientation surveys to determine the optimum survey method capable of discovering mineral bearing aquifers;

•	Property wide coverage using the selected geophysical method;

•	Prioritizing of prospective targets for drill testing using a combination of core, reverse circulation and auger drilling; and

•	Pumping tests to determine brine resource estimation and brine metallurgy, which will help to determine Lithium Carbonate processing costs.

Luis Saenz, Chief Executive Officer of Li3 Energy, stated: “We are very pleased to announce the initial closing of our private placement in order to further fund our exploration program in Argentina, which is advancing as planned and yielding positive results.”

Mr. David G. Wahl, P.Eng., P.Geo.,  is Li3 Energy’s internal  “Qualified Person” as defined in National Instrument 43-101 and is responsible for technical components of this press release.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Contact:	Li3 Energy, Inc.
Luis Saenz, CEO
Av. Pardo y Aliaga 699 Of. 802, San Isidro
Lima 27, Peru
011-511-212-1880.

   www.li3energy.com

Forward-Looking Statements

Statements in this news release that are not of historical fact constitute forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects,” "intends,” "plans,” “proposes,” “hopes,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those suggested by forward-looking statements due to a number of factors, many of which are beyond the control of Li3 Energy, including, but not limited to:  Li3 Energy 's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to consummate any such transactions on favorable terms; Li3 Energy’s ability to establish the necessary technical and managerial infrastructure; Li3 Energy’s ability to raise capital in the amount required and on reasonable terms; future economic conditions; political stability in the various regions in which Li3 Energy operates; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission at www.sec.gov, including in Li3 Energy’s Current Report on Form 8-K filed on May 14, 2010, under the caption “Risk Factors.”